Exhibit 99.1

Cabot Oil & Gas Corporation	NEWS RELEASE 840 Gessner Rd., Houston, Texas 77024-4152 P. O. Box 4544, Houston, Texas 77210-4544 (281) 589-4600

FOR RELEASE	FOR MORE INFORMATION CONTACT
July 24, 2012	Scott Schroeder (281) 589-4993

Cabot Oil & Gas Corporation Announces Second Quarter Results

Equivalent Production Grew 40 Percent Year-Over-Year

HOUSTON, July 24, 2012 - Cabot Oil & Gas Corporation (NYSE: COG) today reported financial results for the second quarter of 2012.  Highlights for the second quarter of 2012 include:

•                  Production of 62.8 Bcfe, an increase of 40 percent over last year’s comparable quarter and a 5 percent increase over the first quarter of 2012.

•                  Net income of $35.9 million, or $0.17 per share.

•                  Net income excluding selected items of $10.2 million, or $0.05 per share.

•                  Cash flow from operations of $159.4 million and discretionary cash flow of $142.1 million.

Second Quarter 2012

Production during the second quarter of 2012 was 62.8 Bcfe, with 59.2 Bcf of natural gas production and 593 thousand barrels of liquids production. These figures represent increases of 40 percent, 37 percent, and 96 percent, respectively, compared to the second quarter of 2011.

“Even with delays occurring in gathering our natural gas, the quarter results once again demonstrated the potential of our prolific acreage, with significant production growth reported over last year,” said Dan O. Dinges, Chairman, President and Chief Executive Officer.  “Not only did liquids and natural gas production increase year-over-year, both also grew from quarter to quarter.  Because of these results and our outlook, we are confidently reaffirming our production guidance.”

The Company reported net income of $35.9 million, or $0.17 per share, for the second quarter of 2012, compared to the second quarter of 2011 when the Company reported net income of $54.7 million, or $0.26 per share. Excluding the effect of selected items (which are detailed in the table below), net income was $10.2 million, or $0.05 per share, for the second quarter of 2012, compared to $42.9 million, or $0.20 per share, for the second quarter of 2011. The decline in net income was driven by lower natural gas price realizations and higher operating expenses, partially offset by higher production.

Cash flow from operations for the second quarter of 2012 was $159.4 million, compared to the second quarter of 2011 when cash flow from operations was $129.5 million. Discretionary cash flow for the second quarter of 2012 was $142.1 million, compared to the second quarter of 2011 when discretionary cash flow was $150.5 million.

Including the effect of hedges, natural gas price realizations were $3.39 per Mcf for the second quarter of 2012, down 27 percent compared to the second quarter of 2011.  Oil price realizations were $102.61 per barrel, up 8 percent compared to the second quarter of 2011.

Total expenses trended higher between the comparable second quarters driven by higher production volumes.  Depreciation, depletion and amortization increased due to higher equivalent production volumes, however, the per unit rate continues to move lower.  General & administrative expenses increased primarily due to the final accounting for the terminated pension plan of $13.8 million pre-tax and legal costs and other professional fees.  Transportation expense increases relate to new gathering arrangements, primarily in northeast Pennsylvania, and greater volumes.  Additionally, exploration expense increased as the Company expensed its Brown Dense well.  “Since our investment plans for the foreseeable future are in existing areas of operations, the Marcellus, Eagle Ford/Pearsall, and Marmaton, the limited production coming from our first Brown Dense exploration well does not support its cost and therefore the well was written off,” stated Dinges.  “We will monitor peer activity before making any additional capital expenditures in the play.”

Year-to-Date 2012

Production during the six-month period ended June 30, 2012 was 122.4 Bcfe, with 115.7 Bcf of natural gas production and 1.1 million barrels of liquids production. These figures represent increases of 48 percent, 45 percent, and 114 percent, respectively, compared to the six-month period ended June 30, 2011.

For the six-month period ended June 30, 2012, net income was $54.3 million, or $0.26 per share, compared to net income of $67.6 million, or $0.32 per share, for the six-month period ended June 30, 2011.

Excluding the effect of selected items (which are detailed in the table below), net income was $38.7 million, or $0.19 per share, for the six-month period ended June 30, 2012, compared to $63.7 million, or $0.30 per share, for the six-month period ended June 30, 2011.

“For the first half of the year total costs, including financing, increased in absolute terms, but fell $0.32 per unit between the first halves of 2012 and 2011,” commented Dinges.  “The compression of earnings was driven by a 19 percent decrease in per unit revenues as a result of the continued downward pressure on natural gas prices.”

For the six-month period ended June 30, 2012, cash flow from operations was $291.1 million, compared to cash flow from operations of $220.7 million for the six-month period ended June 30, 2011. Discretionary cash flow was $280.7 million for the six-month period ended June 30, 2012, compared to discretionary cash flow of $262.8 million for the six-month period ended June 30, 2011.

Financial Position and Liquidity

At June 30, 2012, the Company’s total debt was $972 million, of which $210 million were borrowings outstanding under the Company’s credit facility. The Company’s total commitments under its credit facility are $900 million, resulting in $689 million of available credit under its facility at June 30, 2012. The borrowing base under the credit facility was reaffirmed during the quarter at $1.7 billion.

As of June 30, 2012, the Company’s net debt to adjusted capitalization ratio was 30.2%, compared to 30.4% as of December 31, 2011 (see attached table for the calculation).

Conference Call

Listen in live to Cabot Oil & Gas Corporation’s second quarter financial and operating results discussion with financial analysts on Wednesday, July 25, 2012 at 9:30 a.m. EDT (8:30 a.m. CDT) at www.cabotog.com.  The latest financial guidance, including the Company’s hedge positions, along with a replay of the web cast, which will be archived for one year, are available in the investor relations section of the Company’s website at www.cabotog.com.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas is a leading independent natural gas producer, with its entire resource base located in the continental United States.  For additional information, visit the Company’s Internet homepage at www.cabotog.com.

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.

OPERATING DATA

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
PRODUCED NATURAL GAS (Bcf) & OIL (MBbl)
Natural Gas
Appalachia	52.4	34.6	102.0	61.7
Other	6.8	8.5	13.7	17.8
Total	59.2	43.1	115.7	79.5

Crude/Condensate/NGL	593	303	1,131	529

Equivalent Production (Bcfe)	62.8	45.0	122.4	82.7

PRICES (1)
Average Produced Gas Sales Price ($/Mcf)
Appalachia	$3.52	$4.56	$3.64	$4.58
Other	$2.34	$5.12	$2.58	$4.98
Total	$3.39	$4.67	$3.52	$4.67

Average Crude/Condensate Price ($/Bbl)	$102.61	$95.17	$99.76	$91.80

WELLS DRILLED
Gross	35	28	66	52
Net	28	22	51	40
Gross Success Rate	97%	100%	99%	100%

(1)  These realized prices include the realized impact of derivative instrument settlements.

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Realized Impacts to Gas Pricing	$1.18	$0.32	$1.10	$0.34
Realized Impacts to Oil Pricing	$5.55	$(1.74)	$1.66	$(1.61)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Operating Revenues
Natural Gas	$201,051	$200,357	$407,833	$370,455
Brokered Natural Gas	5,149	11,072	18,593	29,480
Crude Oil and Condensate	57,466	28,042	107,447	46,634
Other	1,991	1,225	3,920	3,153
	265,657	240,696	537,793	449,722
Operating Expenses
Brokered Natural Gas Cost	4,250	9,796	16,122	25,158
Direct Operations	29,306	22,579	56,626	49,586
Transportation and Gathering	33,139	16,074	63,397	28,942
Taxes Other Than Income	10,854	5,877	29,437	14,028
Exploration	16,244	4,592	20,245	10,900
Depreciation, Depletion and Amortization	114,616	83,225	224,973	160,349
General and Administrative (excluding Stock-Based Compensation)	35,475	14,828	56,369	30,989
Stock-Based Compensation (1)	11,397	11,178	13,052	19,316
	255,281	168,149	480,221	339,268
Gain (Loss) on Sale of Assets	67,703	34,071	67,168	32,554
Income from Operations	78,079	106,618	124,740	143,008
Interest Expense and Other	18,495	18,044	35,412	35,411
Income Before Income Taxes	59,584	88,574	89,328	107,597
Income Tax Expense	23,647	33,897	35,073	40,034
Net Income	$35,937	$54,677	$54,255	$67,563
Earnings Per Share - Basic (2)	$0.17	$0.26	$0.26	$0.32
Weighted Average Common Shares Outstanding (2)	209,512	208,528	209,320	208,408

(1)     Includes the impact of the Company’s performance share awards and restricted stock amortization as well as expense related to stock appreciation rights.  Also includes expense for the Supplemental Employee Incentive Plan.

(2)     All Earnings Per Share and Weighted Average Common Share figures have been retroactively adjusted for the 2-for-1 split of the Company’s common stock effective January 25, 2012.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)

	June 30,	December 31,
	2012	2011
Assets
Current Assets	$295,867	$345,800
Properties and Equipment, Net	4,061,674	3,934,584
Other Assets	52,651	51,109
Total Assets	$4,410,192	$4,331,493

Liabilities and Stockholders’ Equity
Current Liabilities	$340,859	$343,344
Long-Term Debt, excluding Current Maturities	972,000	950,000
Deferred Income Taxes	829,027	802,592
Other Liabilities	136,976	130,789
Stockholders’ Equity	2,131,330	2,104,768
Total Liabilities and Stockholders’ Equity	$4,410,192	$4,331,493

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(In thousands)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Cash Flows From Operating Activities
Net Income	$35,937	$54,677	$54,255	$67,563
Deferred Income Tax Expense	17,349	30,343	27,073	36,886
Loss (Gain) on Sale of Assets	(67,703)	(34,071)	(67,168)	(32,554)
Exploration Expense	10,876	11	10,925	504
Unrealized (Gain) Loss on Derivatives	342	903	300	886
Income Charges Not Requiring Cash	145,343	98,679	255,294	189,534
Changes in Assets and Liabilities	17,218	(21,054)	10,463	(42,118)
Net Cash Provided by Operations	159,362	129,488	291,142	220,701

Cash Flows From Investing Activities
Capital Expenditures	(222,780)	(201,045)	(411,327)	(404,214)
Proceeds from Sale of Assets	131,435	49,293	132,715	54,336
Investment in Equity Method Investment	(2,088)	—	(2,088)	—
Net Cash Used in Investing	(93,433)	(151,752)	(280,700)	(349,878)

Cash Flows From Financing Activities
Net Increase (Decrease) in Debt	(40,000)	40,000	22,000	120,000
Capitalized Debt Issuance Costs	(5,005)	—	(5,005)	(1,025)
Dividends Paid	(4,191)	(3,128)	(8,368)	(6,250)
Other	(420)	(190)	(339)	(183)
Net Cash (Used in) Provided by Financing	(49,616)	36,682	8,288	112,542

Net Increase (Decrease) in Cash and Cash Equivalents	$16,313	$14,418	$18,730	$(16,635)

Selected Item Review and Reconciliation of Net Income and Earnings Per Share

(In thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
As Reported - Net Income	$35,937	$54,677	$54,255	$67,563
Reversal of Selected Items, Net of Tax:
(Gain) Loss on Sale of Assets	(41,434)	(21,124)	(41,107)	(20,183)
Stock-Based Compensation Expense	6,975	6,930	7,988	11,976
Pension Expense (1)	8,470	1,879	12,294	3,751
Unrealized Loss (Gain) on Derivatives (2)	210	560	184	549
Pennsylvania Impact Fee (3)	—	—	5,067	—
Net Income Excluding Selected Items	$10,158	$42,922	$38,681	$63,656
As Reported - Earnings Per Share (4)	$0.17	$0.26	$0.26	$0.32
Per Share Impact of Reversing Selected Items (4)	(0.12)	(0.06)	(0.07)	(0.02)
Earnings Per Share Including Reversal of Selected Items (4)	$0.05	$0.20	$0.19	$0.30
Weighted Average Common Shares Outstanding (4)	209,512	208,528	209,320	208,408

(1)

On July 28, 2010, the Company notified its employees of its plan to terminate its qualified and non-qualified pension plans, effective September 30, 2010. The three and six months ended June 30, 2012 and 2011 amounts represent pension expenses related to the plan termination, expenses related to the acceleration of amortization of prior service costs and actuarial losses over the period. Final settlement of the pension plan occurred as of the end of the second quarter 2012. As a result, all of the costs associated with the pension termination are now complete. Pension expense is included in General and Administrative expense in the Condensed Consolidated Statement of Operations.

(2)

This unrealized loss (gain) is included in Natural Gas revenues in the Condensed Consolidated Statement of Operations and represents the change in fair value related to derivatives not designated as hedging instruments.

(3)

In February 2012, the Pennsylvania state legislature authorized the assessment of an impact fee on Marcellus shale production. This amount represents the initial year accrual related to our 2011 and prior wells. Expense associated with the impact fee are included in Taxes Other Than Income in the Condensed Consolidated Statement of Operations.

(4)	All Earnings Per Share and Weighted Average Common Share figures have been retroactively adjusted for the 2-for-1 split of the Company’s common stock effective January 25, 2012.

Discretionary Cash Flow Calculation and Reconciliation

(In thousands)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Discretionary Cash Flow
As Reported - Net Income	$35,937	$54,677	$54,255	$67,563
Plus / (Less):
Deferred Income Tax Expense	17,349	30,343	27,073	36,886
Loss (Gain) on Sale of Assets	(67,703)	(34,071)	(67,168)	(32,554)
Exploration Expense	10,876	11	10,925	504
Unrealized Loss (Gain) on Derivatives	342	903	300	886
Income Charges Not Requiring Cash	145,343	98,679	255,294	189,534
Discretionary Cash Flow	142,144	150,542	280,679	262,819
Changes in Assets and Liabilities	17,218	(21,054)	10,463	(42,118)
Net Cash Provided by Operations	$159,362	$129,488	$291,142	$220,701

Net Debt Reconciliation

(In thousands)

	June 30,	December 31,
	2012	2011

Total Debt	$972,000	$950,000
Stockholders’ Equity	2,131,330	2,104,768
Total Capitalization	$3,103,330	$3,054,768

Total Debt	$972,000	$950,000
Less: Cash and Cash Equivalents	(48,641)	(29,911)
Net Debt	$923,359	$920,089

Net Debt	$923,359	$920,089
Stockholders’ Equity	2,131,330	2,104,768
Total Adjusted Capitalization	$3,054,689	$3,024,857

Total Debt to Total Capitalization Ratio	31.3%	31.1%
Less: Impact of Cash and Cash Equivalents	1.1%	0.7%
Net Debt to Adjusted Capitalization Ratio	30.2%	30.4%